SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _____________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
________________

Date of Report (Date of earliest event reported): July 18, 2003

Alpharma Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8593 (Commission File Number)	22-2095212 (IRS Employer Identification)

One Executive Drive, Fort Lee, New Jersey 07024 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (201) 947-7774

Not Applicable
______________________________________________ (Former name or former address, if changed since last report)

Item 5. Other Events

As previously reported on April 24, 2003, the company sold $220 million aggregate principal amount of 8 5/8% Senior Notes due 2011 in a private placement. The proceeds of the offering, after deducting fees and expenses, were $197 million. These proceeds, together with funds available from other sources, were used to repay existing 12.5% Senior Subordinated Notes of the company. The fees paid to the initial purchasers of the Senior Subordinated Notes of $22.2 million were made pursuant to arrangements originally entered into in December 2001.

In April, the company and its independent accountants concluded that the issuance of the new 8 5/8% Senior Notes represented a modification of the existing Senior Subordinated Notes, and accordingly, planned to amortize the fees over the life of these notes. Due to the uniqueness of the transaction, the company sought guidance from the Securities and Exchange Commissions ("SEC") as to the appropriate accounting for the costs associated with the April 2003 debt issuance. On July 17, 2003, the SEC advised the company that it viewed the April 2003 debt issuance as an extinguishment of the existing Senior Subordinated Notes and, as a result, both the fees of $22.2 million paid in April 2003 and the unamortized loan costs of $6.2 million associated with the Senior Subordinated Notes, will be expensed in the company's second quarter 2003 reported earnings.

Expensing these fees has no impact on the company's compliance with its debt covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHARMA INC.
By: /s/ Matthew T. Farrell
Matthew T. Farrell Executive Vice President and Chief Financial Officer

Date: July 18, 2003